SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ SolicitingMaterial Pursuant to § 240.14a-11(c) or § 240.14a-12

WELLS REAL ESTATE INVESTMENT TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑    No fee required

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration No.:

(3)	Filing Party:

(4)	Date Filed:

WELLS REAL ESTATE INVESTMENT TRUST, INC.

Notice of Annual Meeting of Stockholders

To Be Held July 15, 2003

Dear Stockholder:

On Tuesday, July 15, 2003, Wells Real Estate Investment Trust, Inc. (Wells REIT), a Maryland corporation, will hold its 2003 annual meeting of stockholders at the Capital City Country Club Brookhaven, 53 West Brookhaven Drive, Atlanta, Georgia 30319. The meeting will begin at 10:00 a.m. eastern daylight time.

We are holding this meeting to:

1.	Elect 10 directors to hold office for one year terms expiring in 2004; and

2.	Attend to other business properly presented at the meeting.

Your board of directors has selected March 31, 2003 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement, proxy card and our 2002 annual report to stockholders are being mailed to you on or about April 21, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Leo F. Wells, III
Chairman

Atlanta, Georgia

April 21, 2003

PROXY STATEMENT

DATED APRIL 10, 2003

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted upon at our annual stockholders meeting. To make this information easier to understand, we have presented some of the information below in a question and answer format.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2003 annual stockholders meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (SEC) and which is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving us your permission to vote your shares of common stock at the annual meeting. The people who will vote your shares of common stock at the annual meeting are Leo F. Wells, III or Douglas P. Williams. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote FOR all of the director nominees and FOR any other proposals to be voted upon. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us as soon as possible whether or not you plan on attending the meeting in person.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Tuesday, July 15, 2003, at 10:00 a.m. at Capital City Country Club Brookhaven, 53 West Brookhaven Drive, Atlanta, Georgia 30319.

Q:	What may I vote on?

A: You may vote on the election of nominees to serve on the board of directors.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR each of the nominees for election as director.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on March 31, 2003, the record date, is entitled to vote at the annual meeting.

Q:	How do I vote?

A:	You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted FOR the nominees for director and FOR each of the other proposals to be voted upon at the annual meeting.

Q:	What if I return my proxy card and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;
(2)	attending the meeting and voting in person; or
(3)	returning another proxy card dated after your first proxy card which is received before the annual meeting date.

Q:	How many shares of common stock can vote?

A:	As of March 31, 2003, there were 257,083,637 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q:	What is a “quorum”?

A:	A “quorum” consists of the presence in person or by proxy of stockholders holding at least 50% of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Leo F. Wells, III, our President, and Douglas P. Williams, our Secretary, or either of them, to vote on such matters at their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	All stockholder proposals to be considered for inclusion in the 2004 proxy statement must be submitted in writing to Douglas P. Williams, Secretary, Wells Real Estate Investment Trust, Inc., 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, by December 25, 2003.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors and employees, as well as third party proxy service companies we retain, may also solicit proxies in person, via the internet, by telephone or by any other electronic means of communication we deem appropriate.

CERTAIN INFORMATION ABOUT MANAGEMENT

Information Regarding the Board of Directors and Committees

The entire board of directors of Wells Real Estate Investment Trust, Inc. (Wells REIT) considers all major decisions concerning our business, including all property acquisitions. However, the board has established (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Directors Nominating and Compensation Committee, (iv) an Asset Management Committee, (v) a Shareholder Relations, Communications and Development Committee, and (vi) a Finance and Planning Committee so that important items within the purview of these committees can be addressed in more depth than may be possible in a full board meeting.

The Audit Committee

General

Our board of directors adopted a written charter for the Audit Committee (Audit Committee Charter), a copy of which was attached as Appendix A to our 2001 proxy statement. The Audit Committee members are William H. Keogler, Jr., Donald S. Moss, Walter W. Sessoms and Neil H. Strickland. The members of the Audit Committee are all independent directors. During the past fiscal year, the Audit Committee held six meetings.

The Audit Committee’s primary function is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which our management has established and our audit and financial reporting process. In performing this function, the Audit Committee shall maintain free and open communications among our board of directors, our independent accountants and our financial management team. The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter and in accordance with current laws, rules and regulations.

Changes in Principal Accountant

Dismissal of Arthur Andersen LLP

On May 8, 2002, the Audit Committee of our board of directors recommended to the board of directors the dismissal of Arthur Andersen LLP (Andersen) as our independent public accountants, and our board of directors approved the dismissal of Andersen as our independent public accountants, effective immediately.

Andersen’s reports on the consolidated financial statements of the Wells REIT for the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2001 and December, 31, 2000, and through the date of Andersen’s dismissal, there were no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter in connection with its report on the consolidated financial statements of the Wells REIT for such years and there were no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K.

Engagement of Ernst & Young LLP

On June 26, 2002, our board of directors approved the recommendation of the Audit Committee to engage Ernst & Young LLP (Ernst & Young) to audit the financial statements of the Wells REIT, effective immediately. During the fiscal years ended December 31, 2001 and December 31, 2000, and through June 26, 2002, the Wells REIT did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Wells REIT, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Ernst & Young representatives will be present at the annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. In addition, the Ernst & Young representatives will be available to respond to appropriate questions posed by any stockholders.

Fees Paid to Principal Auditor

Arthur Andersen LLP

The Audit Committee reviewed the audit and non-audit services performed by Andersen, as well as the fees charged by Andersen for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services was compatible with maintaining the independence of Andersen.

Audit Fees. Andersen did not bill us any fees for professional services relating to the audit of our annual financial statements for the fiscal year ended December 31, 2002 or the review of the financial statements included in our Quarterly Reports on Form 10-Q for the same fiscal year.

Financial Information Systems Design and Implementation Fees. Andersen did not bill us any fees for financial information systems design and implementation services during the fiscal year ended December 31, 2002.

All Other Fees. The aggregate fees billed for all other professional services rendered by Andersen primarily for tax services, audited financial statements for certain property acquisitions and services related to other required filings under the Securities and Exchange Act of 1934 for the fiscal year ended December 31, 2002 were approximately $41,000.

Ernst & Young LLP

The Audit Committee also reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young.

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young relating to the audit of our annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the same fiscal year were approximately $122,000.

Financial Information Systems Design and Implementation Fees. Ernst & Young did not bill us any fees for financial information systems design and implementation services during the fiscal year ended December 31, 2002.

All Other Fees. The aggregate fees billed for all other professional services rendered by Ernst & Young primarily for tax services, audited financial statements for certain property acquisitions and services related to other required filings under the Securities and Exchange Act of 1934 for the fiscal year ended December 31, 2002 were approximately $175,000.

Report of the Audit Committee

The following Report of the Audit Committee to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Wells REIT under the Securities Act of 1933 (Securities Act) or the Securities Exchange Act of 1934 (Exchange Act), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Pursuant to the Audit Committee Charter adopted by the board of directors of the Wells REIT, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is composed of four independent directors and met six times in fiscal year 2002. Management of the Wells REIT has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors have more available time and information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of the Wells REIT, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the financial reporting and controls of the Wells REIT.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee received from and discussed with the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) relating to that firm’s independence from the Wells REIT. In addition, the Audit Committee considered the compatibility of non-audit services provided by the independent auditors with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of the financial reporting of the Wells REIT. The Audit Committee also discussed with the independent auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements of the Wells REIT be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Walter W. Sessoms (Chairman), William H.Keogler, Jr., Donald S. Moss, and Neil H. Strickland

The Compensation Committee

The Compensation Committee members are John L. Bell, Richard W. Carpenter, Bud Carter, William H. Keogler, Jr., Donald S. Moss, Walter W. Sessoms and Neil H. Strickland. The primary function of the Compensation Committee is to administer the granting of stock options to selected employees of Wells Capital, Inc., our advisor (Wells Capital), and Wells Management Company, Inc., our property manager (Wells Management), based upon recommendations from Wells Capital, and to set the terms and conditions of such options in accordance with the 2000 Employee Stock Option Plan. During the last fiscal year, the Compensation Committee did not hold any meetings and, accordingly, no employee stock options were issued during the fiscal year ended December 31, 2002.

The Directors Nominating and Compensation Committee

The Directors Nominating and Compensation Committee was created in 2003, and its members are John L. Bell, Michael R. Buchanan, Richard W. Carpenter, Bud Carter, William H. Keogler, Jr., Donald S. Moss, Walter W. Sessoms and Neil H. Strickland. The primary function of the Directors Nominating and Compensation Committee is to make recommendations to the board of directors regarding the size of the board of directors and its makeup in terms of specific areas of expertise and diversity and to make recommendations to the board of directors regarding director compensation. The Directors Nominating and Compensation Committee also nominates candidates to fill any vacancies on the board of directors and will consider nominees recommended by stockholders.

The Asset Management Committee

The Asset Management Committee was created in 2003, and its members are John L. Bell, Michael R. Buchanan, Richard W. Carpenter and Walter W. Sessoms. The primary function of the Asset Management Committee is to review and advise the board of directors on investment criteria and acquisition policies, general economic environment in various real estate markets, existing or prospective properties or tenants, and portfolio diversification goals.

The Shareholder Relations, Communication and Development Committee

The Shareholder Relations, Communication and Development Committee was created in 2003, and its members are John L. Bell, Bud Carter, William H. Keogler, Jr. and Donald S. Moss. The primary function of the Shareholder Relations, Communication and Development Committee is to advise the board of directors on various stockholders’ issues including market conditions, communications with stockholders, and investor support programs.

The Finance and Planning Committee

The Finance and Planning Committee was created in 2003, and its members are Michael R. Buchanan, Richard W. Carpenter, Bud Carter and Neil H. Strickland. The primary function of the Finance and Planning Committee is to review and advise the board of directors on the overall financial performance of the Wells REIT which includes issues related to net proceeds raised, fees and expenses, operating earnings, dividends, capital structure and budgetary and reporting processes.

Other Board Matters

The board of directors met 22 times during 2002, and, of the ten members of the board, no member attended fewer than 75% of the meetings.

Compensation of Directors

We pay each of our independent directors $3,000 per regularly scheduled quarterly board meeting attended, $1,000 per regularly scheduled committee meeting attended and $250 per special board meeting attended whether held in person or by telephone conference. In addition, we have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Stock Option Plan and 500,000 shares for future issuance upon the exercise of warrants to be granted to the independent directors pursuant to our Independent Director Warrant Plan. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees thereof. If a director also serves as an officer of the Wells REIT, we do not pay such director separate compensation for his services rendered as a director.

Executive Officers and Directors

We have provided below certain information about our executive officers and nominees for election as directors.

Name	Position(s)	Age	Year First Became a Director

Leo F. Wells, III	President and Director (term expiring in 2003; nominee for a term expiring in 2004)	59	1998

Douglas P. Williams	Executive Vice President, Treasurer, Secretary and Director (term expiring in 2003; nominee for a term expiring in 2004)	52	2000

Randall D. Fretz	Vice President	50	N/A

John L. Bell	Director (term expiring in 2003; nominee for a term expiring in 2004)	62	1998

Michael R. Buchanan	Director (term expiring in 2003; nominee for a term expiring in 2004)	55	2002

Richard W. Carpenter	Director (term expiring in 2003; nominee for a term expiring in 2004)	66	1998

Bud Carter	Director (term expiring in 2003; nominee for a term expiring in 2004)	64	1998

William H. Keogler, Jr.	Director (term expiring in 2003; nominee for a term expiring in 2004)	57	1998

Donald S. Moss	Director (term expiring in 2003; nominee for a term expiring in 2004)	67	1998

Name	Position(s)	Age	Year First Became a Director

Walter W. Sessoms	Director (term expiring in 2003; nominee for a term expiring in 2004)	69	1998

Neil H. Strickland	Director (term expiring in 2003; nominee for a term expiring in 2004)	67	1998

Leo F. Wells, III is the President and a director of the Wells REIT and the President, Treasurer and sole director of Wells Capital, our advisor. He is also the sole stockholder, President and sole director of Wells Real Estate Funds, Inc., the parent corporation of Wells Capital. Mr. Wells is President of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978, for which he serves as principal broker. He is also the President, Treasurer and sole director of:

•	Wells Management Company, Inc., our property manager;

•	Wells Investment Securities, Inc., our dealer manager;

•	Wells Advisors, Inc., a company he organized in 1991 to act as a non-bank custodian for IRAs; and

•	Wells Development Corporation, a company he organized in 1997 to develop real properties.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in economics from the University of Georgia. Mr. Wells is a member of the International Association for Financial Planning (IAFP) and a registered NASD principal.

Mr. Wells has over 30 years of experience in real estate sales, management and brokerage services. In addition to being the President and a director of the Wells REIT, he is currently a co-general partner in a total of 27 real estate limited partnerships formed for the purpose of acquiring, developing and operating office buildings and other commercial properties. As of December 31, 2002, these 27 real estate limited partnerships represented investments totaling approximately $347,000,000 from approximately 28,300 investors.

Douglas P. Williams is the Executive Vice President, Secretary, Treasurer and a director of the Wells REIT. He is also a Senior Vice President of Wells Capital, our advisor, and is also a Vice President of:

•	Wells Investment Securities, Inc., our dealer manager;

•	Wells Real Estate Funds, Inc.; and

•	Wells Advisors, Inc.

Mr. Williams previously served as Vice President, Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, from 1996 to 1999 where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc. (ECC), a supplier to the paper industry and to the paint, rubber and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for KPMG Peat Marwick LLP.

Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with the NASD as a financial and operations principal. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration degree from the Amos Tuck School of Graduate Business Administration at Dartmouth College.

Randall D. Fretz is a Vice President of the Wells REIT. He is also a Senior Vice President of Wells Capital and the Chief of Staff and a Vice President of Wells Real Estate Funds, Inc. Mr. Fretz is primarily responsible for corporate strategy and planning and advising and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of US & Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously the Division Director at Bausch & Lomb and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a bachelor degree in each of Sociology and Physical Education from McMaster University in Hamilton, Ontario. He also earned an MBA from the Ivy School of Business in London, Ontario.

John L. Bell was the owner and Chairman of Bell-Mann, Inc., the largest commercial flooring contractor in the Southeast from February 1971 to February 1996. Mr. Bell also served on the board of directors of Realty South Investors, a REIT traded on the American Stock Exchange, and was the founder and served as a director of both the Chattahoochee Bank and the Buckhead Bank. In 1997, Mr. Bell initiated and implemented a “Dealer Acquisition Plan” for Shaw Industries, Inc., a floor covering manufacturer and distributor, which plan included the acquisition of Bell-Mann.

Mr. Bell currently serves on the Board of Directors of the Cullasaja Club of Highlands, North Carolina. Mr. Bell is also extensively involved in buying and selling real estate both individually and in partnership with others. Mr. Bell graduated from Florida State University majoring in accounting and marketing.

Michael R. Buchanan was employed by Bank of America, N.A. and its predecessor banks, NationsBank and C&S National Bank, from 1972 until his retirement in March 2002. Mr. Buchanan has over 30 years of real estate banking and financial experience and, while at Bank of America, he held several key positions including Managing Director of the Real Estate Banking Group from 1998 until his retirement where he managed approximately 1,100 associates in 90 offices. This group was responsible for providing real estate loans including construction, acquisition, development and bridge financing for the commercial and residential real estate industry, as well as providing structured financing for REITs.

Mr. Buchanan is a graduate of the University of Kentucky where he earned a Bachelor of Economics degree and a Masters of Business Administration degree. He also attended Harvard University in the graduate program for management development.

Richard W. Carpenter served as General Vice President of Real Estate Finance of The Citizens and Southern National Bank from 1975 to 1979, during which time his duties included the establishment and supervision of the United Kingdom Pension Fund, U.K.-American Properties, Inc. which was established primarily for investment in commercial real estate within the United States. Mr. Carpenter is currently a managing partner of Carpenter Properties, L.P., a real estate limited partnership and a Director and Chairman of the Audit Committee of MidCountry Financial Corp.

Mr. Carpenter recently retired as President and director of Commonwealth Oil Refining Company, Inc., a position he held since 1984. He also previously served as Vice Chairman of the board of directors of both First Liberty Financial Corp. and Liberty Savings Bank, F.S.B. and Chairman of the

Audit Committee of First Liberty Financial Corp. He has been a member of The National Association of Real Estate Investment Trusts and formerly served as President and Chairman of the Board of Southmark Properties, an Atlanta-based REIT which invested in commercial properties. Mr. Carpenter is a past Chairman of the American Bankers Association Housing and Real Estate Finance Division Executive Committee. Mr. Carpenter holds a Bachelor of Science degree from Florida State University, where he was named the outstanding alumnus of the School of Business in 1973.

Bud Carter was an award-winning broadcast news director and anchorman for several radio and television stations in the Midwest for over 20 years. From 1975 to 1980, Mr. Carter served as General Manager of WTAZ-FM, a radio station in Peoria, Illinois and served as editor and publisher of The Peoria Press, a weekly business and political journal in Peoria, Illinois. From 1981 until 1989, Mr. Carter was also an owner and General Manager of Transitions, Inc., a corporate outplacement company in Atlanta, Georgia.

Mr. Carter currently serves as Senior Vice President for The Executive Committee, an international organization established to aid presidents and CEOs to share ideas on ways to improve the management and profitability of their respective companies. The Executive Committee operates in numerous large cities throughout the United States, Canada, Australia, France, Italy, Malaysia, Brazil, the United Kingdom and Japan. The Executive Committee has more than 7,000 presidents and CEOs who are members. In addition, Mr. Carter was the first Chairman of the organization recruited in Atlanta and still serves as Chairman of the first two groups formed in Atlanta, each comprised of 16 noncompeting CEOs and presidents. Mr. Carter serves on the board of directors of Creative Storage Systems, Inc., DiversiTech Coporation and Wavebase9. He is a graduate of the University of Missouri where he earned degrees in journalism and social psychology.

William H. Keogler, Jr. was employed by Brooke Bond Foods, Inc. as a Sales Manager from June 1965 to September 1968. From July 1968 to December 1974, Mr. Keogler was employed by Kidder Peabody & Company, Inc. and Dupont, Glore, Forgan as a corporate bond salesman responsible for managing the industrial corporate bond desk and the utility bond area. From December 1974 to July 1982, Mr. Keogler was employed by Robinson-Humphrey, Inc. as the Director of Fixed Income Trading Departments responsible for all municipal bond trading and municipal research, corporate and government bond trading, unit trusts and SBA/FHA loans, as well as the oversight of the publishing of the Robinson-Humphrey Southeast Unit Trust, a quarterly newsletter. Mr. Keogler was elected to the Board of Directors of Robinson-Humphrey, Inc. in 1982. From July 1982 to October 1984, Mr. Keogler was Executive Vice President, Chief Operating Officer, Chairman of the Executive Investment Committee and member of the board of directors and Chairman of the MFA Advisory Board for the Financial Service Corporation. He was responsible for the creation of a full service trading department specializing in general securities with emphasis on municipal bonds and municipal trusts. Under his leadership, Financial Service Corporation grew to over 1,000 registered representatives and over 650 branch offices. In March 1985, Mr. Keogler founded Keogler, Morgan & Company, Inc., a full service brokerage firm, and Keogler Investment Advisory, Inc., in which he served as Chairman of the Board, President and Chief Executive Officer. In January 1997, both companies were sold to SunAmerica, Inc., a publicly traded New York Stock Exchange company. Mr. Keogler continued to serve as President and Chief Executive Officer of these companies until his retirement in January 1998.

Mr. Keogler serves on the Board of Trustees of Senior Citizens Services of Atlanta. He graduated from Adelphi University in New York where he earned a degree in psychology.

Donald S. Moss was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983 and Group Vice President-Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand, and Avon Malaysia from 1980-1983.

Mr. Moss is currently a director of The Atlanta Athletic Club. He formerly was the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss graduated from the University of Illinois where he received a degree in business.

Walter W. Sessoms was employed by Southern Bell and its successor company, BellSouth, from 1956 until his retirement in June 1997. While at BellSouth, Mr. Sessoms served in a number of key positions, including Vice President-Residence for the State of Georgia from June 1979 to July 1981, Vice President-Transitional Planning Officer from July 1981 to February 1982, Vice President-Georgia from February 1982 to June 1989, Senior Vice President-Regulatory and External Affairs from June 1989 to November 1991, and Group President-Services from December 1991 until his retirement on June 30, 1997.

Mr. Sessoms currently serves as a director of the Georgia Chamber of Commerce for which he is a past Chairman of the Board, the Atlanta Civic Enterprises and the Salvation Army’s Board of Visitors of the Southeast Region. Mr. Sessoms is also a past executive advisory council member for the University of Georgia College of Business Administration and past member of the executive committee of the Atlanta Chamber of Commerce. Mr. Sessoms is a graduate of Wofford College where he earned a degree in economics and business administration, and is currently a member of the Wofford College Board of Trustees. He is a past member of the Governor’s Education Reform Commission. In addition, Mr. Sessoms is a member of the Board of Trustees of the Southern Center for International Studies and is currently Chairman of the Atlanta Rotary Club.

Neil H. Strickland was employed by Loyalty Group Insurance (which subsequently merged with America Fore Loyalty Group and is now known as The Continental Group) as an automobile insurance underwriter. From 1957 to 1961, Mr. Strickland served as Assistant Supervisor of the Casualty Large Lines Retrospective Rating Department. From 1961 to 1964, Mr. Strickland served as Branch Manager of Wolverine Insurance Company, a full service property and casualty service company, where he had full responsibility for underwriting of insurance and office administration in the State of Georgia. In 1964, Mr. Strickland and a non-active partner started Superior Insurance Service, Inc., a property and casualty wholesale general insurance agency. Mr. Strickland served as President and was responsible for the underwriting and all other operations of the agency. In 1967, Mr. Strickland sold his interest in Superior Insurance Service, Inc. and started Strickland General Agency, Inc., a property and casualty general insurance agency concentrating on commercial customers. Mr. Strickland is currently the Senior Operation Executive of Strickland General Agency, Inc. and devotes most of his time to long-term planning, policy development and senior administration.

Mr. Strickland is a past President of the Norcross Kiwanis Club and served as both Vice President and President of the Georgia Surplus Lines Association. He also served as President and a director of the National Association of Professional Surplus Lines Offices. Mr. Strickland currently serves as a director of First Capital Bank, a community bank located in the State of Georgia. Mr. Strickland attended Georgia State University where he majored in business administration. He received his L.L.B. degree from Atlanta Law School.

EXECUTIVE COMPENSATION

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of Wells Capital, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. Please see the discussion of the fees paid to the advisor and its affiliates contained in the “Certain Relationships and Related Transactions” section below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ownership of Advisor in Wells Operating Partnership, L.P.

Wells Capital currently owns 20,000 limited partnership units of Wells Operating Partnership, L.P., our operating partnership, for which it contributed $200,000 and which constitutes 100% of the limited partner units outstanding at this time. Wells Capital may not sell any of these units during the period it serves as our advisor. Any resale of the shares of the Wells REIT that Wells Capital acquires are subject to the provisions of Rule 144 promulgated under the Securities Act, which rule limits the number of shares that may be sold at any one time and the manner of such resale. Although Wells Capital and its affiliates are not prohibited from acquiring shares, Wells Capital has no options or warrants to acquire any shares and has no current plans to acquire shares. Wells Capital has agreed to abstain from voting any shares it hereafter acquires in any vote for the election of directors or any vote regarding the approval or termination of any contract with Wells Capital or any of its affiliates.

Compensation to Advisor and its Affiliates

Our executive officers, Leo F. Wells, III, Douglas P. Williams and Randall D. Fretz, are also executive officers of Wells Capital, our advisor, which is a wholly-owned subsidiary of Wells Real Estate Funds, Inc. Mr. Wells is the sole director of Wells Capital and the sole shareholder and the sole director of Wells Real Estate Funds, Inc. In addition, Mr. Wells is an executive officer and the sole director of Wells Investment Securities, Inc., the dealer manager of the offering of shares of our common stock, and Wells Management Company, Inc., our property manager, both of which are also wholly owned subsidiaries of Wells Real Estate Funds, Inc.

Administration of our day-to-day operations is provided by Wells Capital pursuant to the terms of an advisory agreement. Wells Capital also serves as our consultant in connection with policy decisions to be made by our board of directors and renders such other services as the board of directors deems appropriate. Wells Capital also bears the expense of providing executive personnel and office space to us. Wells Capital is at all times subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent.

Wells Capital is currently being paid acquisition and advisory fees equal to 3.0% of gross offering proceeds for services in identifying the properties and structuring the terms of the acquisition and leasing of the properties, as well as the terms of any mortgage loans. In addition, Wells Capital is currently being paid reimbursement of acquisition expenses equal to 0.5% of gross offering proceeds. We paid approximately $46.4 million in acquisition and advisory fees and acquisition expenses to Wells Capital with respect to the year ended December 31, 2002.

Wells Capital also receives reimbursement of up to 3.0% of gross offering proceeds for organization and offering expenses, including legal, accounting, printing and other accountable offering expenses. We paid approximately $20.5 million to Wells Capital as reimbursement for organization and offering expenses expended on our behalf with respect to the year ended December 31, 2002.

We also currently reimburse Wells Capital and its affiliates for certain administrative and operating expenses relating to administration of our business on an on-going basis. Pursuant to the advisory agreement, we may not make reimbursements for administrative and operating expenses in excess of the greater of 2.0% of our average invested assets or 25.0% of our net income for such year. We paid approximately $2.0 million in administrative and operating expense reimbursements to Wells Capital and its affiliates with respect to the year ended December 31, 2002.

Wells Investment Securities, Inc. is entitled to receive selling commissions of up to 7.0% of gross offering proceeds for services in connection with the offering of shares, a substantial portion of which has been or will be paid as commissions to other broker-dealers participating in the offering of our shares. In addition, Wells Investment Securities, Inc. is entitled to receive a dealer manager fee for expenses incurred in connection with marketing our shares, sponsoring educational conferences and paying the employment costs of the dealer manager’s wholesalers equal to 2.5% of gross offering proceeds, a portion of which may be reallowed to participating broker-dealers. We paid approximately $127.3 million in selling commissions and dealer manager fees to Wells Investment Securities, Inc. with respect to the year ended December 31, 2002, of which amount approximately $108.4 million was reallowed by Wells Investment Securities, Inc. to participating broker-dealers.

We currently pay Wells Management property management, leasing and asset management fees not exceeding the lesser of: (A) 4.5% of gross revenues, or (B) 0.6% of the net asset value of the properties (excluding vacant properties) owned by the Wells REIT, calculated on an annual basis. For purposes of this calculation, net asset value is defined as the excess of (1) the aggregate of the fair market value of all properties owned by the Wells REIT (excluding vacant properties), over (2) the aggregate outstanding debt of the Wells REIT (excluding debts having maturities of one year or less). In addition, we are currently authorized to pay Wells Management a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area (customarily equal to the first month’s rent). We paid approximately $5.0 million in property management, leasing and asset management fees to Wells Management with respect to the year ended December 31, 2002.

STOCK OWNERSHIP

The following table shows, as of March 31, 2003, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

	Shares Beneficially Owned
	Shares	Percentage
Name and Address of Beneficial Owner
Leo F. Wells, III 6200 The Corners Parkway, Suite 250 Norcross, GA 30092	1,534	*
Douglas P. Williams 6200 The Corners Parkway, Suite 250 Norcross, GA 30092	1,124	*
Randall D. Fretz 6200 The Corners Parkway, Suite 250 Norcross, GA 30092	6,360	*

	Shares Beneficially Owned
	Shares	Percentage
John L. Bell (1) 800 Mt. Vernon Highway, Suite 230 Atlanta, GA 30328	3,000	*
Michael R. Buchanan (2) 1630 Misty Oaks Dr. Atlanta, GA 30350	500	*
Richard W. Carpenter (1) Realmark Holdings Wells REIT P.O. Box 421669 (30342) 5570 Glenridge Drive Atlanta, GA 30342	3,000	*
Bud Carter (1) The Executive Committee 100 Mount Shasta Lane Alpharetta, GA 30022-5440	14,720	*
William H. Keogler, Jr. (1) 469 Atlanta Country Club Drive Marietta, GA 30067	3,000	*
Donald S. Moss (1) 114 Summerour Vale Duluth, GA 30097	94,640	*
Walter W. Sessoms (1) 5995 River Chase Circle NW Atlanta, GA 30328	51,315	*
Neil H. Strickland (1) Strickland General Agency, Inc. 3109 Crossing Park P.O. Box 129 Norcross, GA 30091	4,002	*
All officers and directors as a group (2)	183,195	*

*	Less than 1% of the outstanding common stock.

(1)	Includes options to purchase up to 3,000 shares of common stock, which are exercisable within 60 days of March 31, 2003.

(2)	Includes options to purchase up to 500 shares of common stock, which are exercisable within 60 days of March 31, 2003.

(3)	Includes options to purchase an aggregate of up to 21,500 shares of common stock, which are exercisable within 60 days of March 31, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and certain persons holding more than 10% of our common stock are required to report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the required reports on a timely basis in 2002.

PROPOSAL YOU MAY VOTE ON

Proposal 1. Election of directors

At the annual meeting, you and the other stockholders will elect all 10 members of our board of directors. Those persons elected will serve as directors until the 2004 annual meeting or until they otherwise resign or are removed from the board. The board of directors has nominated the following people for re-election as directors:

•	Leo F. Wells, III

•	Douglas P. Williams

•	John L. Bell

•	Michael R. Buchanan

•	Richard W. Carpenter

•	Bud Carter

•	William H. Keogler, Jr.

•	Donald S. Moss

•	Walter W. Sessoms

•	Neil H. Strickland

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 8 through 12.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares FOR the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required; Recommendation

Each of the 10 nominees for re-election as a director will be elected at the annual meeting if a majority of shares present in person or by proxy and entitled to vote at the annual meeting vote in favor of such director for re-election. A properly executed proxy marked “FOR all nominees listed” will be considered a vote in favor of all nominees for re-election as director. A properly executed proxy marked “FOR all nominees listed EXCEPT those whose names are written in the space provided” will be considered a vote in favor of all nominees except those nominees you specifically list. A properly executed proxy marked “WITHHOLD AUTHORITY for all nominees listed” will be considered a vote against all directors. Your board of directors unanimously recommends a vote “FOR all nominees listed” for re-election as directors.

STOCKHOLDER PROPOSALS

Stockholders interested in presenting a proposal for consideration at our annual meeting of stockholders in 2004 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our Articles of Incorporation and Bylaws. To be eligible for inclusion, stockholder proposals must be received by Douglas P. Williams, our Secretary, no later than December 25, 2003.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A

PROXY CARD

WELLS REAL ESTATE INVESTMENT TRUST, INC.

ANNUAL MEETING OF STOCKHOLDERS

JULY 15, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Leo F. Wells, III or Douglas P. Williams, or either of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of WELLS REAL ESTATE INVESTMENT TRUST, INC. to be held on July 15, 2003, and at any adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report furnished herewith.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR all nominees listed”. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

(Continued on Reverse Side)

PROXY BY MAIL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR ALL NOMINEES LISTED” IN PROPOSAL 1, AS DESCRIBED IN THE PROXY STATEMENT.

(Continued From Other Side)

Please mark your votes like this  ☒

1. Election of directors.	FOR all nominees listed	FOR all nominees listed EXCEPT those whose names are written in the space provided	WITHHOLD AUTHORITY for all nominees listed

Nominees: Leo F. Wells, III; Douglas P. Williams; John L. Bell; Michael R. Buchanan; Richard W. Carpenter; Bud Carter; William H. Keogler, Jr.; Donald S. Moss; Walter W. Sessoms; and Neil H. Strickland.

	☐	☐	☐

Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

COMPANY NUMBER: PROXY NUMBER: ACCOUNT NUMBER:

Signature ___________________________________________ Signature ______________________________________________ Date ______________________

Please sign exactly as name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

é  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  é

VOTE BY PHONE OR INTERNET

QUICK ***EASY***IMMEDIATE

WELLS REAL ESTATE INVESTMENT TRUST, INC.

■	You can now vote your shares electronically through the Internet or the telephone.

■	This eliminates the need to return the proxy card

■	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET www.continentalstock.com	TO VOTE YOUR PROXY BY MAIL

Have your proxy card in hand when you access the above web site. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Following the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF YOU VOTED ELECTRONICALLY